CONFIDENTIAL

Presentation to the Special Committee of the Board of Directors

Project CEMENT

October 24, 2011

William Blair & Company®

Important Information

Confidential Material Presented to the Special Committee of the Board of Directors of CEMENT

The following pages contain material that was prepared by William Blair & Company, L.L.C. ("William Blair") and provided to the Special Committee of the Board of Directors of CEMENT (the "Company") in connection with their consideration of a potential business combination between the Company and an affiliate to Mr. Xianfu Han and Mr. Weili He. The accompanying material was compiled or prepared on a confidential basis for use by the Special Committee of the Board of Directors and not with a view toward public disclosure. The information utilized in preparing this presentation was obtained from the Company and other public sources. Any estimates and projections for the Company contained herein have been prepared by or approved by senior management, or based upon such estimates and projections, and involve numerous and significant subjective determination, which may or may not prove to be correct. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Because this material was prepared for use in the context of an oral presentation to the Special Committee of the Board of Directors, which is familiar with the business and affairs of the Company, neither the Company nor William Blair nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee of the Board of Directors of the Company. Neither the Company nor William Blair undertakes any obligation to update or otherwise revise the accompanying materials.

CONFIDENTIAL

Table of Contents

CONFIDENTIAL

Executive Summary

William Blair & Company®

Key Assumptions Underlying Our Review and Analysis

- William Blair's role is to render its opinion to the Special Committee of the Board of Directors of CEMENT (the "Company" or "CEMENT") with respect to the fairness, from a financial point of view, to the holders (other than Mr. Xianfu Han and Mr. Weili He and their affiliates) of the outstanding common stock of the Company of the merger consideration to be received pursuant to the Merger Agreement.
- In connection with our review of the proposed merger (the "Merger") and the preparation of our opinion, we have examined:
  - A draft Agreement and Plan of Merger dated October 19, 2011;
  - Certain audited historical financial statements of the Company for the fiscal years ended June 2009 through June 2011;
  - Certain internal business, operating and financial information and forecasts of the Company(the "Forecasts"), prepared by the senior management of the Company;
  - Information regarding publicly available financial terms of certain other transactions we deemed relevant;
  - The financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant;
  - Current and historical market prices and trading volumes of the Company Common Stock; and
  - Certain other publicly available information relating to the Company;

Key Assumptions Underlying Our Review and Analysis (cont.)

- We have held discussions with members of the senior management of the Company to discuss certain of the foregoing.
- We have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.
- We have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including, without limitation, the Forecasts, and we have not assumed any responsibility or liability thereof.
- We relied on the information furnished by the Company (and information available from public sources and other sources deemed reliable by Blair) without assuming any duty of independent verification thereof.
- We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company before or after giving effect to the Merger, nor have any such relations or appraisals been provided to us.
- We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based.
- We express no opinion as to any terms or other aspects of the Merger, including, without limitation, the form or structure of the Merger, or accounting consequences thereof.
- We did not consider and express no opinion as to the amount or nature of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the compensation to any other party.
- We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

Key Assumptions Underlying Our Review and Analysis (cont.)

- Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.
- We have relied as to all legal, accounting and tax matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver, modification or amendment of any material term, condition or agreement.
- We have also assumed that the executed Merger Agreement will conform in all material respects to the last draft reviewed by us.
- In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.
- We are expressing no opinion herein as to the price at which the Company will trade at any future time or as to the effect of the announcement of the Merger on the trading price of the Company.
- We do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger.

Summary of Valuation Methodology

- William Blair's analysis of the Company's potential value is based on the following methodology:
  - **Comparable Public Companies Analysis** – trading multiple analysis based on companies that William Blair considered having similar dynamics as the Company
  - **Comparable M&A Transactions Analysis** – transaction multiple analysis based on transactions that William Blair considered similar to the Company's various segments
  - **Discounted Cash Flow Analysis** – utilized the Company's Forecasts to derive free cash flows for the Company and discounted those cash flows, along with a terminal value back to October 31, 2011
  - **Leveraged Buyout Analysis** – analyzed the values at which a typical LBO could be completed based on established return parameters and the Company's Forecasts
  - **Premiums Paid Analysis** – analyzed the premiums paid for public targets with 100% of target equity acquired for all cash and from $50M to $300M in deal size since January 1, 2006
- The following considerations would also have an impact on the Company's valuation
  - Market conditions, including availability of financing
  - Industry characteristics and trends (e.g., size, volatility, growth, etc.)
  - Relative market position and competitive environment
  - Consistency and visibility of historical and projected earnings
  - Government regulation

Recent Business Considerations

There are a number of recent events that, although they can not be quantified, likely impact the valuation of CEMENT

- Two CFOs since 2009
  - Current CFO, Jeremy Goodwin, has served in the position since February of 2010, but has expressed his intention of leaving the company
- U.S.-listed Chinese companies (especially those listed through RTOs) currently attracting increased scrutiny and shareholder lawsuits
- Potential for slowing growth and margin erosion
  - The Company has a leading position in the ready-mix concrete market with its primary end market being high-speed rail, followed by commercial, industrial and multi-family real estate as well as schools, utilities and government buildings
  - Lack of organic growth due to a slow down of the Company's end markets; global and domestic economic conditions are stalling new and in-process construction
- Uncertainty surrounding future funding requirements and lack of ability to raise capital in public markets or at efficient commercial costs
- Concerns surrounding internal controls and corporate governance

CONFIDENTIAL

Transaction Summary

($ and shares in millions, except per share value)

Transaction Summary		
Offer Price	$	2.65
Basic Shares Outstanding [1]		17.807
Dilutive Shares [2]		0.058
Fully Diluted Shares		17.865
Implied Equity Value	$	47.3
Total Debt (Including Loans Payable) [1]		15.5
Cash & Short-Term Investment [1]		13.8
Net Debt		1.6
Implied Enterprise Value	$	**49.0**

Implied Valuation Multiples			
		CEMENT Result	Implied Multiples
Revenue			
FY2011	$	137.9	0.36x
CY2011E		113.1	0.43
CY2012E		64.4	0.76
EBITDA			
FY2011	$	20.3	2.4x
CY2011E		17.9	2.7
CY2012E		9.0	5.5
Net Income			
FY2011	$	17.1	2.8x
CY2011E		24.1	2.0
CY2012E		9.4	5.0

(1) Based on CEMENT 10-K filings for the year ended June 30, 2011.
(2) Calculated using treasury stock method based on options and warrants in the 10-K filing for the quarter ended June 30, 2011.

Summary of Preliminary Market Check

Preliminary Market Check Process Overview


Potential Buyers Contacted: Financial 25, Strategic 22
Received Business Summary: Financial 25, Strategic 9
Executed Confidentiality Agreement : Financiel 1
Still in Process: Financial 1 (1)

Note:
(1)The interest comes from a potential minority investor without ability to acquire a majority stake.

Situation Overview

William Blair & Company®

CEMENT Stock Price Performance – LTM

Trading Performance


Price (USD)
Volume (Thousands)
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
1,000
750
500
250
0
10/2010
01/2011
06/2011
10/2011
Feb 11, 2011:
Dec 30, 2010:
Nov 15, 2010:
of Q1 Earnings
Jun 28, 2011:
Annual General
Meeting
of 2011
2011:
full-year
results

Trading Statistics

Stock Price	
Latest (10/19/2011)	$1.65
LTM High (01/06/2011)	$5.26
LTM Low (10/04/2011)	$1.50
LTM Volume-weighted Average	$3.24

Market Value ($ in MM) and Volume	
Equity Value	$32.9
Enterprise Value	$34.5
12m Average Vol.	95,920
12m Average $ Vol.	$310,149

Source: FactSet Research Systems as of October 21, 2011, Company filings.

CEMENT Stock Price Performance – Last Three Years

Trading Performance


Price (USD)
Volume (Thousands)
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
1,000
750
500
250
0
10/2008
10/2009
10/2010
10/2011
Oct 7, 2008: CEMENT appoints Jeremy Goodwin to Board of Directors
Jan 20, 2009: CEMENT announces earnings for the full year ended June 30, 2008
Sep 24, 2009: Announces Q4 and Annual Earnings
Dec 28, 2009: Files a Shelf Registration for $75 M
Jan 1, 2010: CFO left the Company
Feb 4, 2010: Completes a Follow-on Equity Offering in the amount of $9.2 M
May 25, 2010: End of Lock-up agreement for certain shares of CEMENT common stock
Oct 28, 2010: Secures $10.5 M in debt refinancing
Dec 30, 2010: Announcement of Auditor change
Jun 28, 2011: Annual General Meeting

Trading Statistics

Stock Price	
Latest (10/19/2011)	$1.86
Three Year High (10/19/2009)	$7.99
Three Year Low (01/29/2009)	$1.01
Three Year Volume-weighted Average	$3.87

Market Value ($ in MM) and Volume	
Equity Value	$32.9
Enterprise Value	$34.5
Three Year Average Vol.	59,815
Three Year Average $ Vol.	$233,411

Source: FactSet Research Systems as of October 21, 2011, Company filings.

CONFIDENTIAL

Indexed Stock Price Performance

Last Twelve Months


140
120
100
80
60
40
20
10/19/2010
2/17/2011
6/17/2011
10/19/2011
6.9%
3.8%
-54.2%
-54.5%
CEMENT (-54.2%)
Chinese RTOs (-54.5%)
S&P 500 (3.8%)
NASDAQ Composite (6.9%)

Last Three Years


350
300
250
200
150
100
50
0
10/17/2008
10/16/2009
10/18/2010
10/19/2011
52.2%
28.6%
-16.8%
-22.9%
CEMENT (-22.9%)
Chinese RTOs (-16.8%)
S&P 500 (28.6%)
NASDAQ Composite (52.2%)

Source: FactSet Research Systems as of October 21, 2011.
Chinese RTOs include: American Lorain Corporation, China Ceramics Co., Ltd., China Recycling Energy Corporation, China XD Plastics Company Ltd., Guanwei Recycling Corp., General Steel Holdings, Inc., L & L Energy, Inc., New Energy Systems Group, Sutor Technology Group Limited.

CEMENT Historical Price/Volume Histogram

LTM

Average daily volume: 92,118 shares
Total volume traded: 23.4 million shares
Total volume traded is 1.3x total shares outstanding
Total volume traded is 2.7x float


Current Share Price:
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
2.1%
37.1%
12.1%
9.0%
28.9%
10.7%
$0.80-$1.60
$1.60 - $2.40
$2.40 - $3.20
$3.20 - $4.00
$4.00 - $4.80
$4.80 - $5.60

Last Three Years

Average daily volume: 59,815 shares
Total volume traded: 45.3 million shares
Total volume traded is 2.8x total shares outstanding
Total volume traded is 5.1x float


Current Share Price:
50.0%
45.0%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
0.0%
10.0%
11.0%
7.2%
14.8%
18.7%
22.2%
10.9%
1.7%
2.4%
1.0%
0.2%
0.0%
$0.64 - $1.28
$1.28 - $1.92
$1.92 - $2.56
$2.56 - $3.20
$3.20 - $3.84
$3.84 - $4.48
$4.48 - $5.12
$5.12 - $5.76
$5.76 - $6.40
$6.40 - $7.04
$7.04 - $7.68
$7.68 - $8.32
$8.32 - $8.96

Source: FactSet Research Systems as of October 19, 2011.

Ownership Summary

	Current			Fully-Diluted Ownership	
Insiders	**Shares**	**Options**	**% of Total**	**Shares**	**% of Total**
Xianfu /Tja/ Han	5,785,750	-	32.5%	5,785,750	32.5%
Weili He	3,023,833	-	17.0%	3,023,833	17.0%
Jeremy Goodwin	77,000	-	0.4%	77,000	0.4%
Denis Slavich	27,500	-	0.2%	27,500	0.2%
Larry Goldman	17,500	-	0.1%	17,500	0.1%
Jing /China/ Liu	15,000	-	0.1%	15,000	0.1%
Tao Jin	2,500	-	0.0%	2,500	0.0%
Yang /China/ Wang	2,500	-	0.0%	2,500	0.0%
Other Insiders/Stakeholders	-	-	0.0%	-	0.0%
Total Insiders	8,951,583	-	50.3%	8,951,583	50.3%
Institutional Investors					
Keane Capital Management, Inc.	590,685	-	3.3%	590,685	3.3%
Amundi Iberia SGIIC SA	171,550	-	1.0%	171,550	1.0%
Amundi SA (Asset Management)	170,000	-	1.0%	170,000	1.0%
Tewksbury Capital Management Ltd.	35,671	-	0.2%	35,671	0.2%
The California Public Employees Retirement System	34,600	-	0.2%	34,600	0.2%
Thunderstorm Capital LLC	25,149	-	0.1%	25,149	0.1%
Whitebox Advisors LLC	19,800	-	0.1%	19,800	0.1%
Renaissance Technologies LLC	17,602	-	0.1%	17,602	0.1%
Deutsche Bank Investment Management, Inc.	13,722	-	0.1%	13,722	0.1%
Veritable LP	13,600	-	0.1%	13,600	0.1%
Other Institutions	8,032	-	0.0%	8,032	0.0%
Total Institutional Investors	1,100,391	-	6.2%	1,100,391	6.2%
Retail Investors(1)	7,757,026	-	43.6%	7,757,026	43.6%
Total Shares Outstanding	17,809,000	-	100.0%	17,809,000	100.0%

Source: FactSet Research Systems as of October 21, 2011.
(1) Implied Retail investor ownership and includes holders of less than 5% that may not file ownership.

Ownership Overview


Retail Investors(1) 43.6%
Insiders 50.3%
Institutional Investors 6.2%

CONFIDENTIAL

Business Overview

William Blair & Company®

Business Segment Performance

($ in millions)

FY2008 – FY2011 Sales by Segment


$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
Concrete
Manufacturing Services
Technical Services
Mixer Rental
Other
% of FY2011 Sales
$27.6
$28.1
$7.1
$2.8
$1.9
$70.5
$15.7
$4.9
$0.7
$1.2
$109.3
$25.6
$3.0
79.2%
18.6%
2.2%
FY2008
FY2009
FY2010
FY2011
% of FY2011 Sales
Total Revenue
$27.8
$39.7
$93.0
$137.9

Source: Company Filings.

FY2011 Gross Margin Contribution by Segment


Technical Services 10.3%
Manufacturing Services 29.9%
Concrete 59.7%

Note: Mixer rental and other segments contribute zero gross margin.

Historical Financials

Historical Sales FY2007 to FY2011

($ in millions)



$160.0
$120.0
$80.0
$40.0
$0.0
FY2007 – FY2011 CAGR: 59.9%
$21.1
$27.6
$39.7
$93.0
$137.9
FY2007
FY2008
FY2009
FY2010
FY2011

Historical Operating Results FY2007 to FY2011

($ in millions)



$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
21.3%
27.5%
39.5%
18.1%
14.7%
$4.5
$7.6
$15.7
$16.8
$20.3
FY2007
FY2008
FY2009
FY2010
FY2011
EBITDA (1)
EBITDA Margin

Source: Company Filings.
(1) Reflects continuing operations only.

Fairness Analysis

William Blair & Company®

CEMENT Financial Highlights

($ in millions) (FY ended June 30,)		Historical 2010	2011	Projections CY2011	2012	CY2012	2013	2014	2015	2016
Income Statement and Cash Flow Items	Revenue	$93.0	$137.9	$113.1	$79.0	$64.4	$51.4	$53.7	$76.2	$94.6
	COGS	73.7	112.3	91.6	66.2	54.3	43.5	45.6	64.8	80.4
	Gross Profit	$19.3	$25.6	$21.6	$12.8	$10.1	$7.9	$8.1	$11.4	$14.2
	SG&A(1)	5.4	9.2	6.6	4.5	3.6	2.8	3.3	5.7	8.2
	EBIT	$13.9	$16.4	$14.9	$8.3	$6.5	$5.1	$4.8	$5.7	$6.0
	Depreciation	2.9	3.9	2.9	3.0	2.4	2.0	2.0	2.9	3.6
	EBITDA	$16.8	$20.3	$17.9	$11.4	$9.0	$7.1	$6.8	$8.6	$9.6
	Net Income	$13.0	$17.1	$24.1	$11.6	$9.4	$7.7	$7.9	$9.9	$11.1
	CapEx	$2.7	$2.1	$0.0	$5.5	$5.5	$5.2	$8.1	$18.0	$28.0
	OCF(1)	$14.1	$18.2	$17.9	$5.9	$3.6	$1.9	($1.3)	($9.4)	($18.4)
	NWC	$21.8	$52.3		$51.8		$40.7	$24.6	$21.5	$18.8
Growth Analysis	Revenue		48.2%		-42.7%	-43.0%	-35.0%	4.5%	42.0%	24.1%
	Gross Profit	27.2%	32.6%		-49.9%	-53.0%	-38.7%	2.2%	42.0%	24.1%
	EBITDA	7.4%	20.9%		-44.2%	-49.8%	-37.8%	-3.0%	25.9%	11.4%
Margin Analysis	Gross Margin	20.8%	18.6%	19.1%	16.3%	15.7%	15.3%	15.0%	15.0%	15.0%
	EBITDA	18.1%	14.7%	15.8%	14.4%	13.9%	13.7%	12.7%	11.3%	10.1%
	EBIT	14.9%	11.9%	13.2%	10.6%	10.1%	9.9%	8.9%	7.5%	6.3%
	OCF(2)	15.2%	13.2%	15.8%	7.4%	5.4%	3.6%	-2.3%	-12.3%	-19.5%
	Net Income (as a % of Revenue)	14.0%	12.4%	21.3%	14.7%	14.6%	14.9%	14.6%	13.0%	11.7%
	SG&A (as a % of Revenue)	5.8%	6.7%	5.9%	5.7%	5.6%	5.4%	6.1%	7.5%	8.7%
	D&A (as a % of Revenue)	3.1%	2.8%	2.6%	3.8%	3.8%	3.8%	3.8%	3.8%	3.8%
	CapEx (as a % of Revenue)	2.9%	1.6%	0.0%	7.0%	8.5%	10.1%	15.1%	23.6%	29.6%

Source: Company filings and management forecast

(1) Excludes $7.4 million of bad debt expense in 2011.

(2) Calculated as EBITDA less CapEx.

Historical Balance Sheets

($ in millions)	As of June 30, 2010	As of June 30, 2011
Assets		
Current Assets		
Cash	$ 3.3	$ 1.8
Restricted Cash	0.1	0.9
Investment	-	12.2
Accounts receivable, net	36.1	84.6
Other recievables	1.4	2.2
Inventories	2.2	1.5
Prepayments	2.8	5.1
Total Current Assets	45.8	108.3
Plant, property and equipment, net	26.5	29.3
Accounts receivable, net	0.4	-
Deferred tax assets	0.1	-
Advances on equipment purchases	8.4	4.5
Prepayments	4.4	2.8
Total Non-Current Assets	39.8	36.6
Total Assets	85.6	144.9

	As of June 30, 2010	As of June 30, 2011
Liabilities		
Current Liabilities		
Accounts Payable	$ 16.5	$ 41.3
Short term loans, bank	-	15.5
Customer Deposits	0.7	0.4
Other payables	0.3	0.5
Other payables, shareholders	0.6	0.8
Accrued liabilities	1.7	1.9
Taxes payable	1.8	0.7
Total Current Liabilities	21.6	61.2
Warrants Liability	2.9	0.6
Total Non-Current Liabilities	2.9	0.6
Total Liabilities	24.4	61.8
Equity		
Common Stock	$ 0.0	$ 0.0
Additional paid-in capital	33.7	35.0
Retained earnings	19.9	35.2
Statutory reserves	4.5	6.2
Accumulated other comprehensive income	3.0	6.6
Total Shareholders' equity	61.2	83.1
Total Liabilities and Shareholders' Equity	85.6	144.9

Source: Company filings.

Comparable Public Companies – Methodology

- Blair selected a group of publicly-traded comparable companies it deemed relevant to the Company's situation
- The following companies were selected

China Comparable Companies Overview

- American Lorain Corporation
- China Ceramics Co., Ltd.
- China Recycling Energy Corporation
- China XD Plastics Company Ltd.
- Guanwei Recycling Corp.
- General Steel Holdings, Inc.
- L & L Energy, Inc.
- New Energy Systems Group
- Sutor Technology Group Limited

- For these groups, Blair calculated the following multiples
  - Total Enterprise Value / LTM Revenue
  - Total Enterprise Value / 2011E Revenue
  - Total Enterprise Value / LTM EBITDA
  - Total Enterprise Value / 2011E EBITDA
  - Price / LTM Earning per Share
  - Price / 2011E Earning per Share

LTM stands for "Last Twelve Months"

Comparable Company Growth Metrics

Three-Year Revenue Growth


227.4%
112.3%
101.1%
94.1%
34.6%
30.8%
24.7%
16.4%
NA
71.0%
NEWN
LLEN
CREG
CXDC
GSI
ALN
CCCL
SUTR
GPRC
CEMENT

Long-Term EPS Growth


20.0%
20.0%
14.7%
13.0%
12.5%
NA
NA
NA
NA
NA
CCCL
CXDC
LLEN
SUTR
ALN
CREG
GPRC
GSI
NEWN
CEMENT

As of October 19, 2011.
Source: Street consensus per Bloomberg

Comparable Company Margins



LTM Gross Margin
31.6%
31.6%
29.9%
28.9%
25.4%
25.0%
22.3%
6.6%
4.4%
16.6%
CCCL
GPRC
NEWN
LLEN
CREG
CXDC
ALN
SUTR
GSI
CEMENT



LTM EBITDA Margin
29.9%
28.6%
24.4%
21.1%
20.9%
15.5%
12.8%
6.8%
3.8%
14.7%
CCCL
GPRC
NEWN
LLEN
CXDC
ALN
CREG
SUTR
GSI
CEMENT (1)



LTM Net Income Margin
20.8%
18.8%
17.2%
15.7%
12.2%
11.7%
9.7%
3.1%
0.4%
12.4%
GPRC
CCCL
CREG
NEWN
LLEN
CXDC
ALN
SUTR
GSI
CEMENT (2)

As of October 19, 2011.
(1) Added back the $7.4 million bad debt expense.
(2) Included the $7.4 million bad debt expense.

Comparable Company Valuation Metrics

EV / LTM Revenue


1.93x
0.64x
0.52x
0.50x
0.39x
0.34x
0.30x
0.18x
0.12x
0.36x
0.26x
CREG
CXDC
GSI
LLEN
ALN
CCCL
SUTR
GPRC
NEWN
CEMENT

EV / 2011E Revenue


1.83x
0.66x
0.41x
0.33x
0.29x
0.17x
0.05x
NA
NA
0.43x
0.31x
CREG
CXDC
LLEN
ALN
SUTR
GPRC
CCCL
GSI
NEWN
CEMENT

As of October 19, 2011.
Note that CEMENT numbers have been calendarized to a December 31 year end

CEMENT trading multiple | *CEMENT transaction multiple premium over trading multiple*

Comparable Company Valuation Metrics

EV / LTM EBITDA


15.3x
13.7x
5.7x
3.1x
2.5x
2.4x
1.1x
0.6x
0.5x
2.4x
1.7x
CREG
GSI
SUTR
CXDC
ALN
LLEN
CCCL
GPRC
NEWN
CEMENT (1)

EV / 2011E EBITDA


3.3x
2.8x
2.2x
0.8x
NA
NA
NA
NA
NA
2.7x
2.0x
CREG
CXDC
ALN
GPRC
GSI
SUTR
LLEN
CCCL
NEWN
CEMENT (1)

As of October 19, 2011.
Note that CEMENT numbers have been calendarized to a December 31 year end
(1) Added back the $7.4 million bad debt expense.

CEMENT trading multiple | CEMENT transaction multiple premium over trading multiple

Comparable Company Valuation Metrics

Price/ LTM Earnings per Share


6.9x
6.2x
6.0x
4.1x
2.9x
2.6x
1.9x
1.6x
1.4x
2.8x
2.0x
GSI
CREG
CXDC
SUTR
LLEN
ALN
GPRC
NEWN
CCCL
CEMENT (1)

Price / 2011E Earnings per Share


3.5x
2.5x
2.3x
2.1x
1.8x
0.2x
NA
NA
NA
2.0x
1.4x
CREG
SUTR
ALN
LLEN
GPRC
CCCL
GSI
CXDC
NEWN
CEMENT (1)

As of October 19, 2011.
Note that CEMENT numbers have been calendarized to a December 31 year end
(1) Included the $7.4 million bad debt expense.

CEMENT trading multiple
CEMENT transaction multiple premium over trading multiple

Summary – Enterprise Value Multiples

	Proposed Transaction Multiples[1]	Comparable Companies Valuation Multiples			
		Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.36x	0.12x	0.39x	0.55x	1.93x
Enterprise Value / LTM EBITDA	2.4x	0.5x	2.5x	5.0x	15.3x
Enterprise Value / CY2011E Revenue	0.43x	0.05x	0.33x	0.52x	1.83x
Enterprise Value / CY2011E EBITDA	2.7x	0.6x	2.4x	2.2x	3.3x
Price / LTM Earnings Per Share	2.8x	1.4x	2.9x	3.7x	6.9x
Price / CY2011E Earnings Per Share	2.0x	0.2x	2.2x	2.1x	3.5x

William Blair has applied a range around the mean CY2011E EBITDA multiple which has been applied to the Company's numbers

(1) Calculated based on the filings and the management's forecast.

Selected M&A Transactions – Methodology

- William Blair reviewed selected publicly available transactions since 2006 to identify certain transactions that involved the acquisition of companies similar to CEMENT
- The review of past transactions included China domiciled construction and construction material companies with less than approximately $200m in Enterprise Value
- For this group, Blair calculated the Enterprise Value/LTM Revenue multiples

Selected M&A Transactions

($ in millions)

Announced Date	Target Company	Bidder Company	Enterprise Value	EV/LTM Revenue
25/06/2011	Shanghai Laintian Decoration Engineering Co. Ltd.	Zhejiang Yasha Decoration Co. Ltd.	32.4	0.55x
20/10/2010	JV Investments Limited	China Glass Holdings Ltd.	200.8	0.86x
28/07/2010	Baotou Xishui Cement Co. Ltd.	China Glass Holdings Ltd.	28.4	0.60x
09/07/2010	Widnell Ltd.	Cyril Sweett Group	8.0	0.60x
01/02/2006	Aksau Tianshan Duolang Cement Co. Ltd.	Xinjiang Tianshan Cement Co. Ltd.	36.5	0.65x
15/09/2006	Tongji Wanxin Group Co. Ltd.	Zibo Huantai Social Welfare Carbon Factory	8.8	0.64x
05/03/2006	Xuzhou Conch Cement Co. Ltd.	Anhui Conch Venture Investment Co. Ltd.	46.4	0.67x
14/02/2006	Weihai Blue Star Technology Industrial Park Co. Ltd.	Bondtime Holdings Ltd.	12.6	0.29x

Min	0.29x
Mean	0.62x
Median	0.62x
Max	0.86x

CONFIDENTIAL

Summary – Enterprise Value Multiples

	Proposed Transaction Multiples [1]	Selected M&A Transactions Valuation Multiples			
		Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.36x	0.29x	0.62x	0.62x	0.86x

DCF Methodology and Assumptions

- Blair utilized CEMENT's 2012-2016 projections per Management (the "Forecasts") to determine the "free cash flows" of CEMENT for 2012-2016
- Blair estimated the value of CEMENT at the end of 2016 ("terminal value") utilizing multiples of projected 2016 EBITDA ranging from 1.9x to 2.9x
- A 15% to 19% discount rate range was selected based upon a weighted average cost of capital analysis of selected public companies and was used to calculate a present value of 2012-2016 cash flows and the terminal value as of October 31, 2011
- The aggregate present value of these items represents the enterprise value range. An equity value range was determined by deducting net debt at June 30, 2011
- A range of per share prices was determined by dividing the derived equity value by the total diluted shares outstanding at each respective value, including in-the-money options and warrants

Equity Value per Share

Discount Rate	Exit Multiple 1.9x	2.4x	2.9x
15.0%	$ 1.01	$ 1.15	$ 1.29
16.0%	1.00	1.14	1.27
17.0%	0.99	1.12	1.25
18.0%	0.98	1.10	1.22
19.0%	0.96	1.08	1.20

Premium/(Discount) per Share (1)

Discount Rate	Exit Multiple 1.9x	2.4x	2.9x
15.0%	161.4%	129.6%	104.7%
16.0%	164.8%	133.4%	108.6%
17.0%	168.2%	137.1%	112.5%
18.0%	171.6%	140.8%	116.4%
19.0%	174.9%	144.6%	120.2%

(1) Offer price of $2.65 as of October 21, 2011.

Leveraged Acquisition Methodology and Assumptions

- In order to provide an additional estimate of the enterprise value of CEMENT, William Blair performed a leveraged transaction analysis of CEMENT
- In a leveraged acquisition, an entity finances the purchase of a company using a significant portion of debt with the remainder of the purchase price financed through equity capital
- By using the projected results for CEMENT for 2012 to 2016 and determining the likely constraints that would be placed on an entity attempting to complete a leveraged acquisition (e.g. leverage availability, IRR requirements), it is possible to estimate an implied valuation range for CEMENT

Parameters:

- Required equity IRRs ranging from 22.5% to 27.5%
- Assumes exit multiples of 1.9x to 2.9x 2016P EBITDA
- Assumes transaction completed as of October 31, 2011
- Total leverage of approximately 40%
- Interest rates as follows:
  - Senior and sub debt assumed at 12%

Equity Value per Share

		Internal Rate of Return		
		22.5%	25.0%	27.5%
EBITDA Exit Multiple	1.9x	$0.45	$0.42	$0.40
	2.4x	0.55	0.52	0.49
	2.9x	0.65	0.61	0.57

Premium/(Discount) per Share (1)

		Internal Rate of Return		
		22.5%	25.0%	27.5%
EBITDA Exit Multiple	1.9x	492.7%	525.8%	558.8%
	2.4x	382.2%	412.8%	443.7%
	2.9x	306.4%	334.4%	362.9%

(1) Offer price of $2.85 as of October 21, 2011.

Premium Paid Analysis

Analyzed 584 global public targets with 100% of target equity acquired with all cash and from $50 million to $300 million in equity value since January 1, 2006

		Implied	Premiums Paid Data Percentile								
Metric	CEMENT Price[1]	Premium at $2.65/share	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day Prior	$ 1.87	41.7%	4.6%	9.6%	14.3%	20.8%	28.3%	34.1%	41.6% ■	56.4%	83.2%
One Week Prior	$ 1.60	65.6%	5.6%	10.7%	18.8%	25.6%	31.7%	37.7%	45.2%	57.6% ■	88.0%
One Month Prior	$ 1.95	35.9%	6.6%	13.9%	21.1%	28.8%	34.6% ■	40.4%	48.2%	62.6%	88.2%
90 Days Prior	$ 1.85	43.6%	8.6%	16.3%	24.2%	31.6%	41.3% ■	49.6%	59.2%	71.6%	103.2%
180 Days Prior	$ 3.12	(15.1%) ■	7.6%	20.7%	27.4%	31.6%	46.7%	59.5%	73.0%	91.6%	125.7%

(1) As of October 19, 2011.

■ Indicates CEMENT implied premium at $2.65 per share.

CONFIDENTIAL

Appendices

William Blair & Company®

Comparable Public Company Detail

William Blair & Company®

Summary of Selected Public Companies

	Closing Price 10-19-2011	Market Value (MM)	Total Value (MM)[1]	LTM Revenue (MM)	LTM EBITDA (MM)	Total Value[1] / LTM Revenue	Total Value[1] / LTM EBITDA	Total Value[1] / 2011E Revenue	Total Value[1] / 2011E EBITDA	Price / Earnings Ratio LTM	Price / Earnings Ratio Cal. 11E	Long-Term EPS Growth Rate
American Lorain Corporation	$1.41	$48.6	$75.7	$198.8	$30.5	0.39 x	2.5 x	0.33 x	2.2 x	2.6 x	2.3 x	12.5%
China Ceramics Co., Ltd.	2.81	51.3	84.6	188.8	58.3	0.34	1.1	0.05	NA	1.4	0.2	20.0%
China Recycling Energy Corporation	1.34	58.3	105.7	54.9	6.9	1.93	15.3	1.83	3.3	6.2	3.6	NA
China XD Plastics Company Ltd.	4.36	206.6	163.7	302.1	63.2	0.54	3.1	0.55	2.6	6.0	NA	20.0%
General Steel Holdings, Inc.	1.18	66.6	1,114.6	2,161.0	81.4	0.52	13.7	NA	NA	6.8	NA	NA
Guanwei Recycling Corp.	1.15	23.0	10.6	56.6	16.6	0.18	0.6	0.17	0.6	1.8	1.6	NA
L & L Energy, Inc.	2.21	71.8	102.5	205.2	43.3	0.50	2.4	0.41	NA	2.8	2.1	14.7%
New Energy Systems Group	1.88	24.4	11.8	99.0	24.1	0.12	0.5	NA	NA	1.8	NA	NA
Sutor Technology Group Limited	1.14	48.4	146.2	478.7	25.5	0.30	5.7	0.29	NA	4.1	2.6	25.0%
Overall												
Minimum	$1.14	$23.0	$10.6	$54.9	$6.9	0.12 x	0.5 x	0.05 x	0.6 x	1.4 x	0.2 x	12.5%
Mean	1.92	66.6	202.7	416.0	38.7	0.55	5.0	0.52	2.2	3.7	2.1	18.4%
Median	1.41	51.3	102.5	198.8	30.5	0.39	2.5	0.33	2.4	2.8	2.2	20.0%
Maximum	4.36	206.6	1,114.6	2,161.0	81.4	1.93	15.3	1.83	3.3	6.8	3.6	25.0%

(1) Total Value = Market Capitalization + Preferred Equity + Total Debt + Minority Interest - Cash and Equivalents. Assumes Cash and Equivalents for these companies represent excess cash.
LTM = Latest Twelve Months, CAGR = Compound Annual Growth Rate, NA = Not Available, NMF = Not Meaningful

As of October 19, 2011

Comparable Public Company Descriptions

Company	Business Description
American Lorain Corporation	American Lorain Corporation develops, manufactures, and sells various food products in China and internationally. The company offers chestnut products, consisting of aerated open-bottom chestnuts, sweetheart chestnuts, chestnuts in syrup, golden chestnut kernels; convenience foods, including ready-to-cook (RTC) foods, ready-to-eat (RTE) foods, and meals ready-to-eat (MRE) foods; and frozen food products, such as frozen vegetables, frozen fruits, frozen fish, and frozen meats, frozen asparagus, and frozen corn products. Its RTC products comprise beef and lamb products; RTE products consist of various bean products and pickle products; and MRE products include meal kits with self-heating devices or microwavable kits, such as microwavable rice boxes for military use, as well as for civilian uses, such as camping, and traveling.
China Ceramics Co., Ltd.	China Ceramics Co., Ltd. engages in the manufacture and sale of ceramic tiles used for exterior siding, interior flooring, and design in residential and commercial buildings primarily in the People's Republic of China. It offers porcelain tiles, glazed tiles, glazed porcelain tiles, rustic tiles, and ultra-thin tiles under the Hengda, Hengdeli, TOERTO, and WULIQIAO brand names. The company primarily sells its products through a distributor network, as well as directly to property developers. China Ceramics Co., Ltd. is based in Jinjiang City, the People's Republic of China.
China Recycling Energy Corporation	China Recycling Energy Corporation provides energy saving and recycling products and services in the People's Republic of China. The company engages in the design, sale, installation, lease, and operation of top gas recovery turbine systems (TRT) and other renewable energy products. It also builds cement low temperature heat power generator (CHPG) and waste gas power generator (WGPG) systems. The company, through a joint venture, Inner Mongolia Erdos TCH Energy Saving Development Co., Ltd, with Erdos Metallurgy Co., Ltd., recycles waste heat from Erdos Metallurgy Co.'s metal refining plants to generate power and steam.
China XD Plastics Company Ltd.	China XD Plastics Company Limited, through its subsidiary, Harbin Xinda Macromolecule Material Co., Ltd., engages in the development, manufacture, and distribution of modified plastics primarily for use in the production of automobile parts and components in the People's Republic of China. Its modified plastics are used to produce various types of auto parts, including exteriors consisting of automobile bumpers, rearview and sideview mirrors, and license plate parts; interiors, such as door panels, dashboards, steering wheels, and glove compartment and safety belt components; and functional components comprising air conditioner casings, heating and ventilation casings, engine covers, and air ducts.

Comparable Public Company Descriptions - Continued

Company	Business Description
Guanwei Recycling Corp.	Guanwei Recycling Corp. engages in the manufacture and distribution of low density polyethylene (LDPE). It produces LDPE from plastic waste procured in Europe, which it recycles into recyclable LDPE for sales to approximately 200 manufacturers in China. The company also sells scrap materials, including plastic. It primarily serves building and construction industry, where there is an ongoing governmental push to promote the use of plastic in various products, such as water and sewage pipelines.
General Steel Holdings, Inc.	General Steel Holdings, Inc., through its subsidiaries, engages in the manufacture and sale of steel products in the People's Republic of China. It offers hot-rolled carbon and silicon steel sheets primarily for use in the production of small agricultural vehicles and other specialty markets; spiral-weld pipes for the energy sector primarily to transport oil and steam; and high-speed wire and reinforced bar products for the construction industry. The company sells its products primarily to distributors. General Steel Holdings, Inc. was founded in 1988 and is headquartered in Beijing, the People's Republic of China.
L & L Energy, Inc.	L&L Energy, Inc., through its subsidiaries, engages in the coal mining, clean coal washing, coal coking, and coal wholesaling businesses in the People's Republic of China. It involves in producing, processing, and selling metallurgical coke used primarily for steel manufacturing; and crushing coal and washing out soluble sulfur compounds with water or other solvents. The company has four coal mines comprising the DaPuAn, SuTsong, Ping Yi, and DaPing mines; three coal washing plants; one coking facility; and coal wholesale and distribution facilities. It also has a financial interest in the Bowie mine, a thermal coal mine located in Paonia, Colorado.
New Energy Systems Group	New Energy Systems Group, through its subsidiaries, manufactures and distributes lithium battery shells and related products primarily in China. It develops, customizes, and produces steel and aluminum battery shells and caps. The company principally serves large lithium battery manufacturers. It also engages in the research, manufacture, and sale of mobile backup power systems for mobile phones, laptops, solar, MP4, PMPs, PDAs, DC, and digital applications. The company was formerly known as China Digital Communication Group and changed its name to New Energy Systems Group in November 2009. New Energy Systems Group was incorporated in 2001 and is based in Shenzhen, China.
Sutor Technology Group Limited	Sutor Technology Group Limited engages in the manufacture and sale of steel products primarily in the People's Republic of China. It offers hot-dip galvanized steel, prepainted galvanized steel, acid pickled steel, and cold-rolled steel products. The company sells its products to customers who operate primarily in the solar energy, appliances, automobile, construction, infrastructure, medical equipment, and water resource industries. It also exports its products to Europe, the Middle East, South America, the United States, southeast Asia, and Hong Kong. The company is based in Changshu City, China.

William Blair & Company

Supporting Financial Schedules

William Blair & Company®

CONFIDENTIAL

Calculation of Weighted Average Cost of Capital

WACC analysis using comparable companies yields a range of 15% – 19%

Unlevered Beta Calculation

Company	Levered Beta	Debt	Mkt Value of Equity	Debt/Mkt Equity	Debt/Total Capital	Unlevered Beta
American Lorain Corporation	0.577	$ 35.7	$ 46.2	77.2%	[illegible]	0.37
China Ceramics Co., Ltd.	1.578	21.6	47.1	45.7%	11.[illegible]%	[illegible]
China Recycling Energy Corporation	1.578	53.7	53.5	100.3%	[illegible]	0.91
China XD Plastics Company Ltd.	[illegible]	35.8	202.4	15.1%	13.7%	[illegible]
Guanwei Recycling Corp.	0.490	1.8	22.2	[illegible]	[illegible]	0.48
General Steel Holdings, Inc.	1.722	1,004.2	71.2	1404.8%	93.7%	0.14
L & L Energy, Inc.	2.301	6.5	90.8	7.1%	[illegible]	2.09
New Energy Systems Group	1.8[illegible]	0.8	38.6	2.1%	0.8%	1.78
Sutor Technology Group Limited	1.440	111.8	39.3	277.8%	87.2%	0.47
Median	1.5[illegible]	$ 35.6	$ 47.1	45.7%	18.7%	0.47
Mean	1.17	147.3	88.7	225.4%	24.5%	0.70
High	2.30	1,004.2	202.4	1404.8%	93.7%	2.09
Low	0.60	0.8	22.2	2.1%	0.8%	0.09

Cost of Equity Capital Calculation (a)

Debt/ Capital	Debt/ Equity	Unleveraged Beta (c)	Levering Factor	Levered Beta (b)	Cost of Equity (b)
18.7%	23.0%	0.47	1.17	0.55	22.0%
23.7%	31.0%	0.47	1.23	0.58	22.1%
28.7%	40.2%	0.47	1.30	0.61	22.2%
33.7%	50.7%	0.47	1.38	0.65	22.2%
38.7%	63.[illegible]%	0.47	1.47	0.69	22.3%
43.7%	77.[illegible]%	0.47	1.58	0.74	22.4%

Weighted Average Cost of Capital Calculation (b)

Pre-tax Cost of Debt	6.10%	6.35%	6.60%	6.85%	7.10%	7.35%
After-tax Cost of Debt	4.58%	4.76%	4.95%	5.14%	5.33%	5.51%
18.7%	18.77%	18.81%	18.84%	18.88%	18.91%	18.95%
23.7%	17.98%	17.99%	18.03%	18.08%	18.12%	18.17%
28.7%	17.12%	17.17%	17.22%	17.28%	17.33%	17.38%
33.7%	16.35%	16.38%	16.41%	16.48%	16.54%	16.60%
38.7%	15.49%	15.53%	15.60%	15.67%	15.75%	15.82%
43.7%	14.63%	14.71%	14.79%	14.87%	14.95%	15.04%

(a) Cost of Equity = Risk free rate + (Beta * Market risk premium) + Size Premium.
(b) WACC = (Debt/(Debt + Equity))(Cost of debt)(1-tax rate) + (Equity/(Debt + Equity))(Cost of Equity)
(c) Risk-free rate is the 10-year US Treasury yield as of October 11, 2011.
(d) As reported by Ibbotson as of 2011. The Market Risk Premium represents the intermediate horizon expected equity risk premium. The Size Premium is the appropriate size premium based on equity market capitalization.
(e) As reported by Bloomberg as of Oct 11, 2011. The Country Risk Premium accounts for the additional risk of equity market from the country the Company operates.

Assumptions

Tax Rate	25.0%
Risk-free rate (c)	2.15%
Market Risk Premium (d)	2.6%
Size Premium (d)	6.3%
Country Risk Premium (e)	12.5%

William Blair & Company